Exhibit 3.35

CERTIFICATE OF FORMATION

OF

PRECISION VALLEY COMMUNICATIONS OF VERMONT, LLC

This Certificate of Formation of Precision Valley Communications of Vermont, LLC (the “Company”) dated as of November 15, 2002, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

FIRST: The name of the Company is Precision Valley Communications of Vermont, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is:

c/o Corporation Service Company

2711 Centerville Road, Suite 400

New Castle County

Wilmington, Delaware 19808

  THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware are:

Corporation Service Company

2711 Centerville Road, Suite 400

New Castle County

Wilmington, Delaware 19808

IN WITNESSETH WHEREOF, I have signed my name to this Certificate of Formation as of the date first written above.

/s/ RICHARD L. DUNN
Name: Richard L. Dunn
An Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:05 AM 11/15/2002 020706084 – 3591863

CERTIFICATE OF MERGER

OF

PRECISION VALLEY COMMUNICATIONS CORPORATION OF VERMONT

A Delaware corporation

WITH AND INTO

PRECISION VALLEY COMMUNICATIONS OF VERMONT, LLC

A Delaware limited liability company

Pursuant to Section 264 of the General Corporation Law of the State of Delaware (“GCLD”)

and Section 18-209 of the Delaware Limited Liability Company Act (“DLLC”)

Precision Valley Communications of Vermont, LLC, a Delaware limited liability company (the “Company”), hereby certifies to the following facts relating to the merger of Precision Valley Communications Corporation of Vermont, a Delaware corporation (the “Corporation”), with and into the Company (the “Merger”).

First: The name and jurisdiction of formation or organization of each of the constituent entities to the Merger are:

Name	State
Precision Valley Communications of Vermont, LLC	Delaware

Precision Valley Communications
Corporation of Vermont	Delaware

Second: An Agreement and Plan of Merger dated March 31, 2003 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities to the Merger in accordance with Section 18-209 of the DLLC and Section 264(c) of the GCLD.

Third: The Company is the surviving entity, and the name of the surviving entity is Precision Valley Communications of Vermont, LLC.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:09 PM 03/31/2003 030210718 – 3591863

Fourth: An executed copy of the Merger Agreement is on file at the following place of business of the Company:

Precision Valley Communications

of Vermont, LLC

4440 PGA Boulevard, Suite 500

Palm Beach Gardens, FL 33410

Fifth: A copy of the Merger Agreement will be furnished by the Company upon request and without cost to any stockholder of the Corporation or to any member of the Company.

Sixth: The effective date and time of the merger shall be March 31, 2003, at 11:59 p.m.

[signatures follow on next page]

IN WITNESS WHEREOF, Precision Valley Communications of Vermont, LLC, a Delaware limited liability company, has caused this Certificate of Merger to be duly executed by Richard L. Dunn, its Secretary and Treasurer, this 31st day of March, 2003.

PRECISION VALLEY COMMUNICATIONS OF VERMONT, LLC

By:	/s/ Richard L. Dunn
Name: Richard L. Dunn
Title: Secretary and Treasurer